SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 27, 2008

VITAL HEALTH TECHNOLOGIES, INC./CARIBBEAN AMERICAN HEALTH RESORTS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

MINNESOTA		41-1618186
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

9454 WILSHIRE BOULEVARD, SUITE 600
BEVERLY HILLS, CA 90212
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

310-278-3108
(ISSURE TELEPHONE NUMBER)

(FORMER NAME AND ADDRESS)

Item 1.01 Entry into Material Definitive Agreement

On November 28, 2007 Vital Health Technologies, Inc. / Caribbean American Health Resorts, Inc. (“CAHR”) entered an Agreement (the “Agreement”) with Dr. Edward Rubin (“Seller”) to purchase an MSO, (HPHPRE, LLC or “HPHPRE”) wholly owned by Seller. Consideration to be paid to Dr. Rubin at the closing of the transaction will consist of a $3,000,000 promissory note and 5,000,000 shares of CAHR’s Common Stock. The consideration for this purchase was determined through arm’s – length negotiations between the parties.

The promissory note will be payable within 120 days of the closing, unless extended, but in no event shall the payment date be extended beyond one year from the date of closing. In addition, the note bears interest at 4% and will be secured by all of the assets of HPHPRE.

The transaction is anticipated to close in late February, subject to customary closing conditions HPHPRE contains all assets associated with or relating to that certain business establishments and medical clinics known and commonly referred to as Dr. Edward Rubin and Momentum Medical Group, Inc., including, but not limited to trade name. All leasehold improvements, inventory, fixtures, utility deposits,  any and all other security deposits, and any and all other items normally considered and commonly referred to as assets to the extent such assets are transferable under applicable law.

During the year ended December 31, 2006, HPHPRE had revenues in excess of $6.4 million and net income of $270,000.

Item 9.01. Financial Statements and Exhibits

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information.

It is impracticable to provide the required financial statements for the acquired business described in Items 1.01 and 2.01 at this time. The Registrant will file the required financial statements as they are available, which is anticipated to be not later than 71 calendar days after the required filing date of this Form 8-K.

(c) Exhibits:

10.1	Purchase Agreement
10.2	Promissory Note
10.3	Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2008                                                                    Vital Health Technologies, Inc
By: /s/ Halton Martin
Halton Martin, CEO